                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                             CORUS BANKSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                             CORUS BANKSHARES, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

March 17, 1998


TO OUR SHAREHOLDERS:

I would like to invite you to attend the 1998 Annual Meeting of Shareholders of CORUS BANKSHARES, INC., to be held on Wednesday, May 20, 1998 at 10:00 a.m. at the CORUS BANK, N.A. branch at 4800 N. Western Avenue, Chicago, Illinois.

The primary purpose of the Annual Meeting will be to elect eight directors, ratify the appointment of Arthur Andersen LLP as independent public accountants for 1998 and approve the CORUS BANK, N.A. bonus program for commercial loan officers. We will also be sharing with you information about our performance during 1997. Additionally, the Annual Meeting will give you an opportunity to meet our Directors and our Senior Officers.

WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES YOU OWN. If you do attend the Annual Meeting and wish to vote in person, you may do so, even though you have previously sent in a proxy.


I look forward to seeing you at the Meeting.



Very truly yours,


ROBERT GLICKMAN

                                PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of CORUS BANKSHARES, Inc. (CORUS) for use at the Annual Meeting of Shareholders, to be held on May 20, 1998, at 10:00 a.m., in the branch of CORUS BANK, N.A., 4800 N. Western Avenue, Chicago, Illinois, or at any adjournment of such meeting. Each proxy received from shareholders will be voted at the meeting and, if specified, as directed, by the shareholder. Unless contrary instructions are given, the proxy will be voted at the meeting for the election of the nominees for the office of Director, as set forth below, ratification of Arthur Andersen LLP as independent public accountants, approval of the CORUS BANK, N.A. bonus program for commercial loan officers, and, in accordance with the best judgment of the holders thereof, any other business which may properly come before the meeting and be submitted to a vote of the shareholders. Shares represented by proxies which are marked "withholding authority" with respect to the election of one or more nominees for election as directors, proxies which are marked "abstain" on other proposals, and proxies which are marked deny discretionary authority on other matters WILL NOT be counted in determining whether a majority vote was obtained in such matters. With respect to brokers who are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers, those shares WILL NOT be included in the vote totals. A proxy may be revoked at any time prior to its exercise by means of a written revocation or a properly executed proxy bearing a later date. Shareholders having executed and returned a proxy who attend the meeting and desire to vote in person are requested to so notify the Secretary of CORUS prior to or at the time of a vote taken at the meeting. The cost of soliciting proxies in the accompanying form has been or will be borne by CORUS.

            OUTSTANDING VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

CORUS has 14,576,142 shares of $0.05 par value Common Stock outstanding. Each share is entitled to one vote. Shareholders of record as of the close of business on February 27, 1998 are entitled to vote at the meeting. So far as is known to CORUS, as of February 27, 1998, the following shareholders owned beneficially or of record more than five percent (5%) of the Common Stock of
CORUS:


                                             AMOUNT AND NATURE OF
SHAREHOLDER                   ADDRESS        BENEFICIAL OWNERSHIP  PERCENT
----------------------  -------------------  --------------------  -------
R.J. Glickman           Winnetka, Illinois       2,959,222  (1)     19.9%
J.C. and B.R. Glickman  LaJolla, California      2,158,717  (2)     14.5%
E.W. Glickman           Edina, Minnesota         1,313,843  (3)      8.8%
M.L. and E.G. Galinson  LaJolla, California      1,033,757  (4)      7.0%

(1) Includes 220,000 shares subject to employee stock options exercisable currently. Also includes: 387,230 shares held as sole trustee of various trusts for the benefit of his children; and 59,126 shares owned by the Robert and Caryn Glickman Foundation of which Robert J. Glickman is a director and an officer. R.J. Glickman is the son of J.C. and B.R. Glickman
(2) Includes 2,158,717 shares held as co-trustee of the Glickman Family Trust, dated April 21, 1983. Of the aforesaid shares, 1,014,641 shares are attributable to B.R. Glickman, his wife, and 1,144,076 shares to J.C. Glickman. B.R. Glickman and J.C. Glickman, under the terms of the Glickman Family Trust, share the voting and investment control over the above described 2,158,717 shares.

(3) Includes 391,527 shares held in trust for the benefit of E.W. Glickman with
R. J. Glickman as trustee; 39,070 shares held as trustee for the benefit of various relatives of Joseph C. Glickman under Glickman Family Trusts dated September 21, 1987 and March 9, 1992; and, 6,000 shares held as trustee for the benefit of his children. E.W. Glickman is the son of J.C. and B.R. Glickman.
(4) Includes 394,560 shares held as co-trustee of their family trust; 391,527 shares held for the benefit of E.G. Galinson with R.J. Glickman as trustee; 142,640 shares held as trustee for the benefit of their children or a family partnership; and, 105,000 shares held as co-trustee for various charitable trusts or foundations. E.G. Galinson is the daughter of J.C. and B.R. Glickman.


PROPOSAL ONE : ELECTION OF DIRECTORS

The Bylaws of CORUS provide that the "Board shall consist of not less than five nor more than thirteen in number as may be determined at each Annual Meeting of the Shareholders of the Company". The Bylaws also state that at the Annual Meeting of Shareholders the concurrence of a majority of all the issued and outstanding stock entitled to vote thereat shall be required for taking any action by the shareholders including the election of directors. At the meeting, it will be proposed to elect eight directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify. Shareholders of CORUS have no cumulative voting rights with respect to the election of directors.

The following individuals are nominees for election. All of the nominees have indicated a willingness to serve, but in case any of the nominees is not a candidate at the Annual Meeting, it is the intention of the proxy holders to vote in favor of the remainder of those named and to vote for substitute nominees in their discretion. Information regarding these eight nominees and the number of shares of Common Stock beneficially owned by them as of February 27, 1998, is set forth below:


                                   DIRECTOR NOMINEES

    NAME, AGE AND PERIOD OF          PRINCIPAL OCCUPATION AND
    SERVICE AS A DIRECTOR       DIRECTORSHIPS FOR PAST FIVE YEARS
---------------------------  --------------------------------------------
JOSEPH C. GLICKMAN (82)      Chairman of the Board of Directors of CORUS.
Director since 1958

ROBERT J. GLICKMAN (51)      President, Chief Executive Officer and Director of
Director since 1972          CORUS. Director CORUS BANK, N.A. Son of J.C.
                             Glickman.

STEVEN D. FIFIELD (50)       President and Chief Executive Officer, Fifield
Director since 1997          Realty Corp.

KARL H. HORN (74)            Consultant, Zenith Electronics Corporation.
Director since 1980

MICHAEL LEVITT (53)          President, Consolidated Currency Exchanges, Inc.
Director since 1990

RODNEY D. LUBEZNIK (50)      President and Director, Restaurant Management Corp.
Director since 1994

MICHAEL TANG (43)            Vice Chairman, National Material L.P.  Previously,
Director since 1995          Chief Executive Officer, Midwest Metallics L.P.

WILLIAM H. WENDT, III (55)   President and Director, Midwest Metal Products.
Director since 1980

                        SECURITY OWNERSHIP OF MANAGEMENT

                                                               AMOUNT AND NATURE OF
                                                               BENEFICIAL OWNERSHIP
                                                                 OF COMMON SHARES
DIRECTOR NOMINEES                  ADDRESS                     AT FEBRUARY 27, 1998  PERCENT
-----------------               ------------                   --------------------  -------
Robert J. Glickman              Winnetka, Illinois                 2,959,222  (5)      19.9%
Joseph C. Glickman              La Jolla, California               2,158,717           14.5%
Steven D. Fifield               Chicago, Illinois                      4,000         *
Karl H. Horn                    Jackson, Tennessee                     1,200         *
Michael Levitt                  Chicago, Illinois                      8,000            0.1%
Rodney D. Lubeznik              Michigan City, Indiana                 1,200         *
Michael Tang                    Elk Grove Village, Illinois            1,000         *
William H. Wendt, III           Long Beach, Indiana                   10,000            0.1%

OTHER NAMED EXECUTIVE OFFICERS
------------------------------
David H. Johnson III            Hinsdale, Illinois                    15,500  (6)       0.1%
Richard J. Koretz               Highland Park, Illinois                4,600  (7)    *
Michael G. Stein                Skokie, Illinois                       5,000  (8)    *
Directors and all Executive Officers as a Group (17 in total)      5,198,659           35.0%

* Represents less than 0.1% of total common shares outstanding
(5)  Includes 220,000 vested stock options
(6)  Includes 8,800 vested stock options
(7)  Includes 3,600 vested stock options
(8)  Includes 2,400 vested stock options

All five Board of Directors meetings were attended by all of the directors in 1997, with the exception of Director Tang who was absent twice and Directors J.C. Glickman, Lubeznik and Wendt who were absent once. Director Fifield was named to the Board of Directors at the last meeting in 1997. The entire Board of Directors are members of the Compensation Committee. Directors J.C. Glickman, Horn and Levitt serve on the Stock Option Committee which did not meet in 1997. Directors J.C. Glickman, R.J. Glickman and Levitt serve on the Nominating Committee which did not meet in 1997. The functions of the Nominating Committee are to identify and recommend to the Board of Directors candidates for director nomination.

The Audit Committee includes Directors Horn, Levitt and Lubeznik. In addition to reviewing internal control reports and regulatory examination reports, the Audit Committee recommends the independent auditors for appointment by the Board of Directors and reviews the results of the audit engagement. There were four Audit Committee meetings held in 1997 with all committee members present.

                             EXECUTIVE COMPENSATION

The following table sets forth all cash compensation for services in all capacities to CORUS and its subsidiaries during the last three fiscal years by CORUS' Chairman of the Board and Chief Executive Officer and includes the five highest-paid executive officers, who were serving as executive officers at December 31, 1997, as measured by 1997 compensation levels.

                           SUMMARY COMPENSATION TABLE


                                                               LONG TERM COMPENSATION
                            ANNUAL COMPENSATION            AWARDS                PAYOUTS
        (A)           (B)    (C)       (D)     (E)         (F)       (G)           (H)        (I)
                                                 OTHER     RESTRIC-  SECURITIES               ALL
       NAME                                      ANNUAL      TED       UNDER-                OTHER
        AND                                     COMPEN-     STOCK      LYING       LTIP     COMPEN-
     PRINCIPAL               SALARY    BONUS   SATION (9)   AWARDS    OPTIONS/   PAYOUTS  SATION(10)
     POSITION         YEAR     ($)      ($)       ($)        ($)      SARS (#)     ($)        ($)
------------------    ----   -------  -------  ----------  --------  ----------  -------  ----------
Joseph C. Glickman    1997   150,000  250,000           0         0           0        0           0
Chairman of the       1996   150,000  250,000           0         0           0        0           0
Board                 1995   100,000  250,000           0         0           0        0           0

Robert J. Glickman    1997   500,000  500,000           0         0           0        0           0
President and         1996   450,000  500,000           0         0           0        0           0
CEO                   1995   390,000  500,000       6,210         0      50,000        0           0

David H. Johnson III  1997   225,000  130,000           0         0       6,000        0         750
Executive Vice        1996   200,000  130,000           0         0       6,000        0         750
President             1995   162,500  100,000           0         0       6,000        0         750

Richard J. Koretz     1997   140,000  180,000           0         0       2,000        0         750
Senior Vice           1996   120,000  180,000           0         0       2,000        0         750
President - CORUS
BANK, N.A.            1995   100,000  120,000           0         0       2,000        0         750

Michael G. Stein      1997   150,000  791,263           0         0           0        0         750
Executive Vice        1996   120,000  431,551           0         0           0        0         750
President - CORUS
BANK, N.A.            1995   100,000  658,147           0         0           0        0         750

(9)   Represents compensation associated with use of company car.
(10) Represents 401(k) matching contributions.


STOCK OPTION PLAN

The CORUS BANKSHARES, INC. 1990 Stock Option Plan ("the Plan") was approved by CORUS' shareholders in 1991. The purpose of the Plan is to promote the long-term interests of CORUS by providing an incentive for certain key officers to maintain and enhance the performance and profitability of CORUS and to give key officers a proprietary interest in the success of CORUS. The Plan is administered by the Stock Option Committee of the Board of Directors of CORUS. The Stock Option Committee has, subject to the express limitations of the Plan, the full power to (1) select which key employees will receive Awards, (2) fix the number of shares in each Award, (3) establish the time and conditions of vesting any Award, (4) establish the specific type of Award granted: Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights ("SARs") or Restricted Stock, and (5) to interpret and implement the Plan and make all determinations necessary and advisable in administering the Plan. All awards (whether Stock Options or SARs) shall specify an option price, which is payable upon the exercise of the Award. The option price shall not be less than 100% of the fair market value of the underlying common stock on the date of grant.

As of December 31, 1997, options to purchase 397,865 shares of Common Stock were outstanding and a total of 51,735 shares of Common Stock were available for grant under the Plan. All outstanding options are in the form of Non-Qualified Stock Options and range in exercise price from $10.50 to $34.65. In general, the stock options granted are exercisable on a schedule which vests one hundred percent (100%) of the total shares granted over five years beginning with 20% of the shares vesting one year from the date of grant and in equal proportions annually thereafter. Certain grants, however, have allowed for immediate vesting of partial shares as well as extended vesting schedules. The fair market value of the common stock was equal to or less than the exercise price on the date of grant.

If a participant's employment is terminated by reason of death, disability or retirement, any outstanding stock options or SARs then exercisable may be exercised at any time prior to expiration date of the stock options or SARs or within one year after the such date of termination of employment, whichever is shorter. If employment is terminated for any other reason, the stock option or SAR will be exercisable for one month or for the remaining term of the stock option or SAR, whichever is shorter. Employees terminated for "cause" will forfeit immediately all rights to exercise stock options or SARs. Cause shall mean: gross misconduct, conviction of a felony, or suspension due to the direction of any bank regulatory agency. Stock options and SARs are not transferable except by will or the laws of descent and distribution.

Under the current Federal income tax laws, Awards under the Plan will have the following tax consequences: The grant of a Non-Qualified Stock Option creates no taxable income to a participant and no tax-deduction to CORUS. The participant will recognize income to the extent that the fair market value of the Common Stock at exercise exceeds the option price and will be obligated to satisfy withholding taxes. When the Common Stock eventually is sold by the participant, capital gain treatment will be applicable. To the extent the participant recognizes ordinary income at the time of exercise, CORUS will be entitled to a corresponding tax deduction. The grant of SARs creates no taxable income. Any amounts ultimately paid on exercise of SARs will be ordinary income to the participant and CORUS will receive a corresponding tax deduction. The use of Common Stock as a payout medium does not change the tax treatment.

In the event of a change of control of CORUS, all Awards under the Plan will become fully exercisable or nonforfeitable, as appropriate. A change in control is deemed to occur when any person or group of affiliated persons become the beneficial owner of fifty percent (50%) or more of the outstanding voting stock of CORUS or upon approval by CORUS' shareholders of certain merger or sale transactions.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table provides stock options granted in 1997 to the named executive officers.


                               OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                         ANNUAL RATES OF STOCK
                                                                                 PRICE
                                                                            APPRECIATION FOR
                           INDIVIDUAL GRANTS                                  OPTION TERM
        (A)               (B)          (C)          (D)         (E)         (F)         (G)
                       NUMBER OF    % OF TOTAL
                       SECURITIES    OPTIONS/
                       UNDERLYING      SARS
                      OPTIONS/SARS  GRANTED TO  EXERCISE OR
                        GRANTED     EMPLOYEES   BASE PRICE   EXPIRATION
        NAME              (#)        IN 1997      ($/SH)        DATE       5% ($)     10% ($)
--------------------  -----------   ---------   -----------  ----------   -------    --------
Joseph C. Glickman              0         N/A           N/A         N/A       N/A         N/A
Robert J. Glickman              0         N/A           N/A         N/A       N/A         N/A
David H. Johnson III        6,000       13.64         32.55   7/31/2007   122,823     311,258
Richard J. Koretz           2,000        4.55         32.55   7/31/2007    40,941     103,753
Michael G. Stein                0         N/A           N/A         N/A       N/A         N/A

The options in the table above were granted August 13, 1997 and become exercisable as to 20% of the options one year from the date of grant and annually thereafter over a five-year period.

AGGREGATED OPTION/SAR EXERCISES AND YEAR-END VALUES

The following table summarizes stock options that were exercised by each of the named executives during 1997 and the number and value of stock options that were unexercised at December 31, 1997.

  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
        (A)                (B)            (C)                (D)                   (E)
                                                          NUMBER OF
                                                    SECURITIES UNDERLYING  VALUE OF UNEXERCISED
                                                         UNEXERCISED           IN-THE MONEY
                                                       OPTIONS/SARS AT       OPTIONS/SARS AT
                                                    DECEMBER 31, 1997 (#)  DECEMBER 31, 1997($)
                          SHARES
                       ACQUIRED ON       VALUE          EXERCISABLE/           EXERCISABLE/
        NAME           EXERCISE (#)   REALIZED ($)      UNEXERCISABLE         UNEXERCISABLE
--------------------  -------------  -------------      -------------         --------------
Joseph C. Glickman                0              0                 0/0                   0/0
Robert J. Glickman                0              0      220,000/30,000     5,493,750/609,375
David H. Johnson III              0              0        8,800/15,200        174,990/92,220
Richard J. Koretz                 0              0         3,600/6,400         70,265/87,160
Michael G. Stein                  0              0         1,600/2,400         50,190/33,460

The numbers and amounts in the preceding table represent non-qualified stock options. There have been no SARs or incentive stock options granted since the inception of the Plan to date.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

CORUS made no long-term incentive plan awards in 1997 and has no such awards outstanding.

BENEFIT PLANS

Upon attainment of normal retirement date, the participant is entitled to receive a monthly benefit for life equal to 22.5% of final monthly average compensation up to covered compensation, plus 37.5% of such participants final monthly compensation in excess of covered compensation, decreased proportionately for less than 30 years of credited service. The maximum level of annual compensation for computing retirement benefits in 1997 and 1996 was $160,000 and $150,000, respectively. An employee is vested in the plan after five years of service.

The following table has built in reasonable increases in compensation on the existing salary ranges up to a maximum final average compensation level of $200,000, indexed for the respective years and sets forth the estimated annual benefits payable upon retirement at age 65 for the specified compensation and years of service. The pension benefits are on the basis of a straight life annuity and are not reduced for social security or other benefits received by participants. Annual pension benefits remain fixed after 30 years of service.


  FINAL AVERAGE                 YEARS OF SERVICE
COMPENSATION (11)   10       20       25       30       35
---------------    ------  ------    ------   -----    ------
$125,000           $12,850  $25,700  $32,125  $38,550  $38,550
150,000             15,975   31,950   39,938   47,925   47,925
175,000             17,225   34,450   43,063   51,675   51,675
200,000             17,225   34,450   43,063   51,675   51,675

(11) The average annual compensation includes the participant's salary and bonus. Robert J. Glickman, David H. Johnson III, Richard J. Koretz and Michael
G. Stein all had salary and bonus in excess of $160,000, and as such, are covered only up to the maximum average compensation of $160,000. Joseph C. Glickman is not covered under CORUS' retirement plan.

The years of credited service as of December 31, 1997 for the individuals in the cash compensation table are as follows: Robert J. Glickman, 28.0 years; David H. Johnson III, 6.0 years; Richard J. Koretz, 6.0 years; and, Michael G. Stein, 6.5 years.

The CORUS BANKSHARES Employees' Savings Plan & Trust ("the 401(k) Plan") is a defined contribution plan which is offered to employees who have completed one year of service and who are at least 21 years in age. Under the plan an employee may contribute up to 15% of compensation, not to exceed $9,500 in 1997, into a retirement investment program. Employees are vested in the matching contributions and the interest thereon after five years of credited service in the Plan. In 1997, CORUS matched 20% of pretax contributions to a maximum contribution of $750 per person. Matching contributions for D.H. Johnson III, R.J. Koretz and M.G. Stein $750 per person in 1997. J.C. Glickman and R.J. Glickman did not participate in CORUS' 401(k) Plan in 1997.

R.J. Glickman, D.H. Johnson III, R.J. Koretz and M.G. Stein are covered under the medical and dental insurance plans offered by CORUS to all of its full-time employees.

COMPENSATION OF DIRECTORS

No fees were paid to J.C. Glickman and R.J. Glickman for directors or committee meetings in 1997. All other directors were paid $3,000 per Board of Directors meeting attended for the first three meetings of 1997 and $3,500 per Board of Directors meeting attended for the last two meetings of 1997. Directors Horn, Levitt and Lubeznik were paid $1,000 per audit committee meeting attended in 1997.

CHANGE-OF-CONTROL AGREEMENTS

CORUS currently has Change-In-Control Employment Agreements ("Agreements") with Messrs. D.H. Johnson III, R.J. Koretz, M.G. Stein and five other executive officers ("Covered Executives") not named in the Summary Compensation Table. The purpose of the Agreements is to provide severance compensation to each covered executive officer in the event of the voluntary or involuntary termination after a change in control of CORUS. "Change-in-control" generally occurs on the date when an individual, corporation or partnership (with certain exceptions) becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of the stock of CORUS representing 50% or more of the total voting power of CORUS' then outstanding stock.

Compensation provided to the Covered Executives would be in the form of a lump sum payment equal to (1) 150%-300% of the Covered Executive's annual base salary if that person resigns for good reason or if that person is terminated by CORUS (other than for cause) plus a proration of any prior year's bonus paid for the amount of time employed in the year of termination, or (2) 75%-150% of the Covered Executive's annual base salary if the executive initiates termination during the 30-day period following the first anniversary of the change in control. "Good reason" means (i) any failure by CORUS to comply with the provisions of the agreement relating to compensation and benefit, or (ii) CORUS' relocation of the executive's principal job location to a location, other than CORUS' headquarters on the date of the Change-in-Control, more than 35 miles from his principal job location on the date of the Change-in-Control. However, no severance compensation is due the Covered Executive if employment is terminated for cause. Additionally, no severance compensation would be due after the death of a Covered Executive. In the event the Covered Executive obtains other employment prior to the first anniversary of the date of his termination of employment with CORUS, he shall repay CORUS an amount equal to 50% of any compensation received from such employment received during the twelve month period following termination from CORUS but not more than the lump sum payment, if any, received by the Covered Executive. Additionally, severance payments will be reduced and/or eliminated if the payments are prohibited by any banking regulations.

The term of all of the Agreements expire on January 31, 1999; provided, however, that on such date and on each January 31st thereafter, the term of the agreements shall automatically be extended for one additional year unless, not later than thirty days prior to the expiration of the term, either party shall have given notice that such party does not wish to extend the term. Further, if a change of control shall have occurred during the original or any extended term of the Agreement, the term of the Agreement shall continue for a period of thirty-six calendar months beyond the calendar month in which such change of control occurs. In no event will the term of the Agreement extend beyond the Covered Executive's attainment of age 65.

REPORT ON REPRICING OF OPTIONS/SARS

At no time during the fiscal year ended December 31, 1997 did CORUS adjust or amend the exercise price of existing stock options or SARs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

CORUS' entire Board of Directors participates in determining executive officer compensation and, therefore, has no compensation committee. J.C. Glickman and R.J. Glickman abstain from votes of the CORUS' Board of Directors regarding their own compensation as officers of CORUS. CORUS' Board of Directors had no compensation committee interlocks with any other entity.

BOARD REPORT ON EXECUTIVE COMPENSATION

OVERALL COMPENSATION PHILOSOPHY

CORUS' executive compensation objective is to link compensation with corporate and individual performance in a manner which, recognizing the marketplace practices of other bank holding companies, will retain and attract executives who can achieve the short and long term goals of CORUS. The policy is to provide for competitive base salaries which reflect individual levels of responsibility and performance, annual bonuses based upon achievement of annual corporate performance, and awarding of stock-based incentive opportunities.
The combined result is a strengthening of the mutuality of interest in CORUS' long-term performance between its executive officers and CORUS' shareholders.

TIMING OF THE BOARD OF DIRECTOR COMPENSATION REVIEW

The Board of Directors (the "Board") awarded 1997 bonuses at its November 19, 1997 meeting and set 1997 base salaries at its November 13, 1996 meeting. This report is based upon the decisions made at those meetings. To the extent that specific performance factors were discussed, the Board considered CORUS' actual performance for the nine months ended September 30, 1997 and projections for the entire fiscal year.

CORUS' entire Board participates in determining executive officer compensation. CORUS does not have a separate compensation committee.

PEER GROUP COMPARISONS

At various stages of this report, the members of the Board assess CORUS' performance relative to its peer publicly traded bank holding companies ranging in size of $2 to $5 billion in the current year and over time. This peer group is the appropriate group to utilize when assessing comparative performance factors and the peer group is a subset of the NASDAQ BANK STOCKS indices used in the performance graph on page 13.

BASE SALARIES

A base salary has been established for each executive officer. These base salaries are established in relation to the external marketplace and internal factors including but not limited to the following factors: (1) the compensation history of the individual officer, (2) the individual's years of experience with CORUS and in the industry, (3) the performance and contribution of the officer relative to their job responsibility, (4) the achievement of certain financial performance ratios as they relate to the respective executive officers' job responsibilities (see specific factors discussed in relation to the CEO in the "CEO Compensation" section below), and (5) the current financial condition of CORUS. Additionally, the Board also considers various qualitative factors including but not limited to knowledge of the banking industry, the ability to recruit and build a management team, commitment and dedication, and entrepreneurial spirit. As a matter of policy, the Board does not assign weights to the factors above for any of its executive officers due to the belief that the evaluation and awarding of compensation to the executive officer group cannot be simplified to a mathematical computation. As such, the compensation policy used by the Board to set base salaries is considered subjective.

BONUSES

Executives may earn cash bonuses on an annual basis (the "Bonus Program"). The Bonus Program is designed to promote a pay-for-performance philosophy by placing a significant portion of total compensation "at risk" while rewarding outstanding performance or achievement. The Board considers the achievements of each executive officer for that year. The achievements may be quantitative or qualitative. Qualitative factors include but are not limited to commitment, dedication, or a demonstration of the entrepreneurial spirit. The Board is of the opinion that CORUS is still small enough an organization to know what contribution an executive officer has made in a given year.

STOCK OPTIONS

CORUS may grant stock options pursuant to the 1990 Stock Option Plan, which was approved by the shareholders in 1991. In 1997, D.H. Johnson III and R.J. Koretz were granted 6,000 and 2,000 stock options, respectively. No other named executives were granted options during 1997. All named executive officers presently hold stock options, except for J.C. Glickman who does not participate in CORUS' Stock Option Plan. The Board felt that the present level of options, after consideration of the 1997 grants, was appropriate.

The Board does not assign specific company or individual objectives when evaluating the awarding of stock options for the CEO or its other executive officers; and, as such, the compensation policies used by the Board when determining stock option awards are considered subjective.

CEO COMPENSATION

The factors discussed above in the "Base Salary" section are the basis for determining the base salary level of the CEO, Mr. Robert J. Glickman. Accordingly, Mr. Glickman's salary was increased 11.1% from 1996 to 1997.

The 1997 bonus amount to the CEO was based on his leadership in attaining, among other criteria, the following:

         (1)  For the nine months ended September 30, 1997,  CORUS'
              1997 return on average assets and return on average equity were 1.81% and 15.74%, respectively. At the November, 1997 Board meeting, the members considered these actual performance factors along with annual projections which indicated similar ratios for the entire fiscal year. By comparison, our peer group had performance ratios of approximately 1.30% and 13.90%, respectively, for the same period in 1997. These two performance measures traditionally have placed CORUS near the top of its peer group.

        (2) CORUS' efficiency ratio for the first nine months of 1997 was approximately 38%, whereas our peer group experienced an efficiency ratio of approximately 60%. The efficiency ratio is a banking industry measure which is calculated by dividing noninterest expenses less goodwill amortization by the sum of noninterest income (net of security gains) and fully tax-equivalent net interest income. A ratio of less than 50% is generally considered excellent in the banking industry. As such, CORUS' ratio in 1997 continues to be considered outstanding by the Board.

         (3) The unrealized gains on the bank stock portfolio increased by over $30 million during the first nine months of 1997. While these gains are not included in net income until the securities are sold, they represent an economic gain to shareholders. In addition, these gains had the effect of lowering the performance ratios mentioned in item (1) above. The gains are excluded from net income, but are included in shareholders' equity, net of tax. Successful management and prudent deployment of capital enabled management to generate an outstanding return on this portfolio.

          (4) Over the past five years, the total return of CORUS' stock has not performed as well as the NASDAQ STOCK MARKET index and the NASDAQ BANK STOCK index as reflected in the performance graph on page 13. However, the related appreciation of CORUS' stock price over the past five-year period equates to a gain to its shareholders in excess of $330 million and the Board believes that CORUS is well positioned for future growth and stock price appreciation.

         (5)  The members of the Board have determined that R.J.
              Glickman is a person with extreme dedication to the success of CORUS and has exhibited such dedication through his entrepreneurial spirit, hard work ethic, knowledge of the banking industry and his ability to recruit a management team with the same characteristics.

CONCLUSION

The Board believes the executive officers' individual compensation programs discussed in this report are designed in a manner which is consistent with CORUS' overall compensation philosophy. As such, the compensation provided to CORUS' CEO, Mr. R. J. Glickman, and to the other executive officers is deemed appropriate.


                JOSEPH C. GLICKMAN
                ROBERT J. GLICKMAN
                STEVEN D. FIFIELD
                KARL H. HORN
                MICHAEL LEVITT
                RODNEY D. LUBEZNIK
                MICHAEL TANG
                WILLIAM H. WENDT, III


PERFORMANCE GRAPH

The performance graph on the following page compares the yearly percentage change in CORUS' cumulative shareholder return on common stock compared with the cumulative total return on composites of 1) all NASDAQ stocks for United States companies (broad market index) and 2) all NASDAQ bank stocks (peer group index) over the last five years. Cumulative shareholder return is computed by dividing the sum of the cumulative amount of dividends for the measurement period and the difference between the registrant's share price at the end and beginning of the measurement period by the share price at the beginning of the measurement period. The NASDAQ Stock Market for United States Companies index comprises all domestic common shares traded on the NASDAQ National Market and the NASDAQ Small-Cap Market. The NASDAQ Bank Stocks index comprises all banks traded on the NASDAQ National Market and NASDAQ Small-Cap Market.

The following graph compares the five year cumulative total return of CORUS' common stock with the Nasdaq Stock Market (U.S.) and the Nasdaq Bank Stocks indices. The return assumes a $100 investment made on December 31, 1992 and the reinvestment of all dividends.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
            CORUS BANKSHARES, INC., NASDAQ STOCK MARKET (U.S.), AND
                               NASDAQ BANK STOCKS


                                    [GRAPH]



                                Dollar Value of Investment at December 31
                            1992     1993     1994     1995     1996     1997
                            ----     ----     ----     ----     ----     ----
Nasdaq Stock Market (US)    $100     $115     $112     $159     $195     $240
Nasdaq Bank Stocks           100      114      114      169      223      377
CORUS BANKSHARES, Inc.       100       94       83      132      170      211

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Certain Directors and Executive Officers are, at present, customers of CORUS' subsidiary bank and have transactions with the bank in the ordinary course of business. Such transactions have been and will continue to be on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons. Such transactions did not, and will not, involve more than the normal risk of collectability or present other unfavorable features.

SECTION 16 FILINGS

Section 16 of the Securities Exchange Act requires directors, certain officers and certain other owners to periodically file notices of changes in beneficial ownership of Common Stock with the Securities and Exchange Commission. To the best of CORUS' knowledge, during 1997 all required filings were timely submitted.

PROPOSAL TWO: APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

On February 11, 1998, the Audit Committee and Board of Directors of CORUS recommended that the shareholders ratify Arthur Andersen LLP at the 1998 Annual Meeting as independent public accountants of CORUS for the year ending December 31, 1998.

One or more representatives of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. Arthur Andersen LLP representatives will be available to respond to appropriate questions that shareholders may have.

Audit fees for the current fiscal year are expected to be approximately $152,500 unless there are additional acquisitions by CORUS. Existing policy requires that all services furnished to CORUS by its independent public accountants be furnished at customary rates and terms.

PROPOSAL THREE: APPROVAL OF CORUS BANK, N.A. BONUS PROGRAM FOR COMMERCIAL LOAN OFFICERS

INTRODUCTION

Subject to prior approval and adoption by the Board of Directors at the board meeting immediately preceding the Annual Meeting, there will be submitted to shareholders a proposal to approve the "Corus Bank Bonus Program for Commercial Loan Officers" (the "Bonus Program" or the "Plan"). The Bonus Program proposed to be submitted for approval at the Annual Meeting is identical to the existing program except that certain payments, which would previously have been made in cash to the officer, will be deferred for a period of at least three (3) years. The new Plan provides for deferred payment of a portion of annual bonuses, which are calculated in accordance with the formula set forth in the Plan, and permits Plan participants to elect to receive deferral payments in either cash or shares of CORUS' Common Stock. The deferred bonus amounts generally become payable at the end of a three-year deferral period and are subject to reduction during such period in the event of certain circumstances relating to loan losses and non-performing loans. Subject to Board and shareholder approval, there will be reserved for possible issuance under the terms of the Plan a maximum 100,000 shares of CORUS' Common Stock.

PURPOSE

The purpose of the Bonus Program is to reward commercial loan officers for new business development on the basis of each officer's loan volume generation, the potential profitability and assessed credit risk of the loans generated, and the loan loss experience of such officer's loan portfolio, thereby more closely aligning the goals of the loan officers with the interests of CORUS and its shareholders. The Plan is also intended to help attract and retain qualified loan officers.

The bonus calculation formula provided for in the Plan is intended to allow compensation to the covered officers to qualify as "performance based" and therefore be deductible to CORUS under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the related regulations.

ELIGIBILITY

All commercial loan officers of Corus Bank will be eligible to participate in the Bonus Program. Currently there are approximately 16 employees of CORUS eligible to participate in the Plan, including M.G. Stein.

BONUS CALCULATIONS AND ELECTIONS RELATING TO DEFERRED BONUS AMOUNTS

Bonuses under the Plan are calculated on an annual basis with respect to each participant's loan generation activity over the prior 12-month period and the performance of loans originated in prior years. The bonus calculation formula takes into account a number of factors including, among other criteria: (i) volume of new, renewed and existing loan business; (ii) loan yields and fees;
(iii) type and riskiness of the loans; (iv) loan loss reserve allocations; and
(v) loan losses related to business generated by such officer during that year and prior years. The specific formulas used to calculate bonus amounts is confidential business information, the disclosure of which management believes would have an adverse effect on CORUS.

For each calendar year, 100% of up to the first $25,000 of bonus amount, calculated in accordance with the Plan will be paid to the loan officer in cash that year. For each participant whose bonus amount attributable to that particular calendar year exceeds $25,000, a portion (at least half) of the additional bonus amount will be deferred for at least a three-year period. The deferred amounts will generally become payable at the end of the deferral period, subject to reduction or additional deferral in the event that the loan officer experiences loan losses or problems in any year with respect to his portfolio which are not commensurate with his assigned loan loss reserve amount. All accrued but unpaid deferred bonus amounts would be payable immediately in the event of a change in control of CORUS.

Participants may elect to receive payment of deferred bonus amounts in either stock or cash, which election shall be made by the loan officer prior to the end of the year for which the deferred bonus amount was calculated. Deferred amounts elected to be received in cash shall bear interest until paid at a rate equal to the three-year Treasury rate plus one percent as of December 15 in the year of bonus calculation. For deferred amounts elected to be received in stock, the number of shares issuable shall be computed using the closing sales price of CORUS' shares as of December 15 in the year the deferred bonus amount was calculated. In addition, those electing to receive shares would be entitled to receive a cash payment at the end of the deferral period equal to the amount of dividends that would have been paid during the deferral period on that number of shares actually received. The deferred bonus amounts, in whichever form the officer elects to receive, would be subject to potential loss prior to expiration of the deferral period under certain circumstances as described above.

FEDERAL INCOME TAX CONSEQUENCES

Under current law, the following are U.S. federal income tax consequences generally arising with respect to payments under the Bonus Program.

Amounts payable by CORUS under the Plan will be deductible compensation expense to CORUS in the year actually paid to participants, whether paid in cash or stock. Participants will recognize ordinary income in the year bonuses are actually paid or payable under the Plan, and will not be taxed on deferred bonus amounts until expiration of the deferral period. For federal income tax purposes, the income realized by a participant with respect to deferred bonus amounts paid in shares of CORUS' Common Stock will be equal to the fair market value of the shares on the date they become payable to the employee. CORUS will be entitled to a compensation deduction at the time the participant realizes income in an amount equal to the amount taken into income by the participant to the extent that the amount constitutes reasonable compensation to the participant.

The Bonus Program is part of an unfunded deferred compensation arrangement intended to comply with principles set forth in Section 451 of the Code and regulations thereunder. CORUS is not directly or indirectly required to set aside funds for the payment of bonuses under the Plan.

ADMINISTRATION

The Bonus Program is administered by R. J. Glickman, who is an executive officer and director of CORUS, who is authorized, subject to the provisions of the Plan, to establish such rules and regulations as he deems necessary for the proper administration of the Plan and to make such determinations and interpretations as he deems necessary and advisable. R.J. Glickman will not participate in the Bonus Program.

NEW PLAN BENEFITS

The following table sets forth, for illustrative purposes only, the approximate amounts that would have accrued or been payable under the terms of the Bonus Program with respect to the fiscal year ended December 31, 1997.

                               NEW PLAN BENEFITS
          CORUS BANK, N.A. BONUS PROGRAM FOR COMMERCIAL LOAN OFFICERS


         NAME            DOLLAR VALUE ($) (1)          UNITS (2)
------------------       -------------------           ---------
J.C. Glickman                   $ -                         -
R.J. Glickman                     -                         -
D.H. Johnson III                  -                         -
R.J. Koretz                       -                         -
M.G. Stein                     791,263                   21,980
Executives (11 persons)        896,926                   24,915
Non-Executive Directors           -                         -
Non-Executive Officer
Employees                     1,471,485                  40,875

(1) Includes value of current deferral portions of bonus calculations and assumes no reduction in deferral amounts prior to expiration of the three-year deferral period under the Plan.

(2) Assuming all participants in the Plan elect to receive deferral payments in shares of CORUS' Common Stock and based on the closing sales price of CORUS' common shares on December 15, 1997, as reported by NASDAQ. Such deferred payments are subject to possible reduction, in whole or in part, prior to becoming payable under the Plan.

AMENDMENTS AND TERMINATION

CORUS reserves the right to amend, modify or cancel the Bonus Program at any time, provided, however, that any such amendments or modifications may not increase the maximum number of shares issuable under the Plan unless approved by CORUS' shareholders.


                                FUTURE PROPOSALS

Shareholders' proposals intended to be presented at CORUS' 1999 Annual Meeting, including nominees for director to be considered by the Nominating Committee, must be received in writing by the Secretary of CORUS no later than December 1, 1998, in order to be considered for inclusion in the proxy material for that meeting.


                                 OTHER BUSINESS

CORUS is unaware of any other matter to be acted upon at the meeting for shareholder vote. In case of any matter properly coming before the meeting for shareholder vote, the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.


                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Michael J. McClure
                                              Corporate Secretary

                             CORUS BANKSHARES, INC.
                            3959 North Lincoln Avenue
                             Chicago, Illinois 60613

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED, revoking previous proxies for such stock, hereby appoints J.C. Glickman and R.J. Glickman and each of them the proxy of the undersigned with full power of substitution, to vote all stock of CORUS BANKSHARES, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said Corporation TO BE HELD IN THE OFFICE OF CORUS BANK, N.A., 4800 N. WESTERN AVENUE, CHICAGO, ILLINOIS 60625, at 10:00 a.m. on May 20, 1998, and at any adjournment thereof:

1. ELECTION OF DIRECTORS
FOR all nominees listed below                               WITHHOLDING AUTHORITY to
(except as marked to the contrary below)                    vote for all nominees listed below
                                              ----------                                            ----------

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

Joseph C. Glickman      Karl H. Horn            Michael Tang
Robert J. Glickman      Michael Levitt          William H. Wendt, III
Steven D. Fifield       Rodney D. Lubeznik

2. PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY.

FOR                     AGAINST                         ABSTAIN
   ----------                  ----------                      ----------


3. PROPOSAL TO APPROVE THE CORUS BANK, N.A. BONUS PROGRAM FOR COMMERCIAL LOAN OFFICERS.

FOR                     AGAINST                         ABSTAIN
   ----------                  ----------                      ----------


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE MARKED, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND RATIFICATION OF AUDITORS, AND IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE SAID MEETING OR ANY ADJOURNMENT THEREOF.

The undersigned, may, at any time prior to the Annual Meeting of Shareholders, revoke this Proxy.

Dated:                      , 1998          --------------------------
      ----------------------                Signature

                                            --------------------------
                                            Signature, if held jointly